                                              -------------------------------
                                                       OMB APPROVAL
                                              -------------------------------
                                                OMB Number:       3235-0145
                                                Expires:    August 31, 1999
                                                Estimated average burden
                                                hours per response....14.90
                                              -------------------------------


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*


                            Pac-West Telecomm, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                   Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   69371Y101
                        ------------------------------
                                (CUSIP Number)

                               November 3, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


               Check the following box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


                    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO. 69371Y101



------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      TL Ventures III LP 23-2871371

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,258,826
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,258,826
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,258,826
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.21%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      PN
------------------------------------------------------------------------------

  CUSIP NO. 69371Y101



------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      TL Ventures III Management LP 23-2872121

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,258,826
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,258,826
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,258,826
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.21%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      PN
------------------------------------------------------------------------------

  CUSIP NO. 69371Y101



------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      TL Ventures III Interfund LP 23-2902730

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,258,826
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,258,826
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,258,826
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.21%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      PN
------------------------------------------------------------------------------

  CUSIP NO. 69371Y101



------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      TL Ventures III LLC 52-2011916

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,258,826
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,258,826
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,258,826
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.21%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      OO
------------------------------------------------------------------------------

  CUSIP NO. 69371Y101



------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      TL Ventures III Offshore LP

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands, British West Indies

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,258,826
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,258,826
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,258,826
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.21%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      PN
------------------------------------------------------------------------------

  CUSIP NO. 69371Y101



------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      TL Ventures III Offshore Partners LP

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands, British West Indies

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,258,826
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,258,826
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,258,826
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.21%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      PN
------------------------------------------------------------------------------

  CUSIP NO. 69371Y101



------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      TL Ventures III Offshore Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands, British West Indies

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,258,826
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,258,826
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,258,826
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.21%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

Item 1.

     (a) Name of Issuer:

         Pac-West Telecomm, Inc.

     (b) Address of Issuer's Principal Executive Offices:

         4210 Coronado Avenue
         Stockton, California  95204

Item 2.

     (a) Name of Person Filing:

         (1)  TL Ventures III, LP
         (2)  TL Ventures III Management LP
         (3)  TL Ventures III Interfund LP
         (4)  TL Ventures III LLC
         (5)  TL Ventures Offshore LP
         (6)  TL Ventures III Offshore Partners LP
         (7)  TL Ventures Offshore Ltd.

     (b) Address of Principal Business Offices or, if none, Residence:

         (1),(2),(3),(4):
         700 The Safeguard Building
         435 Devon Park Drive
         Wayne, Pennsylvania 19087-1990

         (5) & (6):
         c/o Trident Trust Company (Cayman) Limited
         P.O. Box 847
         One Capitol Place, 4th Floor
         Grand Cayman, Cayman Islands
         British West Indies

         (7)
         c/o Myers & Calder
         Ugland House
         P.O. Box 309
         Georgetown, Grand Cayman
         Cayman Islands
         British West Indies

     (c) Citizenship:

         (1),(2),(3): Delaware Limited Partnership
         (4): Delaware Limited Liability Company
         (5),(6),(7): Cayman Islands Company

    (d) Title of Class of Securities

        Common Stock, $0.001 par value per share

    (e) CUSIP Number

        69371Y101

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

    (a) [_]  Broker or dealer registered under section 15 of the Act (15 U.S.C.
             70o)

    (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

    (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

    (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

    (e) [_]  An investment adviser in accordance with (S)240.13d-1(b)(1)(ii)(E)

    (f) [_]  An employee benefit plan or endowment fund in accordance with
             (S)240.13d-1(b)(1)(ii)(F)

    (g) [_]  A parent holding company or control person in accordance with
             (S)240.13d-1(b)(1)(ii)(G)

    (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

    (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

    (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J)

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned: 3,258,826

    (b) Percent of class:  9.21%


    (c) Number of shares as to which the person has:

        (i)   Sole power to vote or to direct the vote: -0-

        (ii)  Shared power to vote or to direct the vote: 3,258,826

        (iii) Sole power to dispose or to direct the disposition of:  -0-

        (iv)  Shared power to dispose or to direct the disposition of: 3,258,826

               TL Ventures III, LP ("TL III"), TL Ventures III Offshore, LP ("TL III Offshore") and TL Ventures III Interfund, LP ("TL III Interfund") are venture capital funds which are required by their governing documents to make all investment, voting and disposition actions in tandem. TL III is the record holder of 2,623,878 shares; TL III Offshore is the record holder of 549,264 shares; and TL III Interfund is the record holder of 85,684 shares. TL Ventures III, LLC is the sole general partner of TL Ventures III Management, LP, the sole general partner of TL III and the sole general partner of TL III Interfund. As such, TL Ventures III, LLC has sole authority and responsibility for all investment, voting and disposition decisions for TL III and TL III Interfund, which powers, other than investments, are exercised through its three-member board of managers, by majority vote. Investment decisions require a majority vote of the members of TL Ventures III, LLC. TL Ventures III Offshore, Ltd. is the sole general partner of TL Ventures Offshore Partners, LP, which is the sole general partner of TL III Offshore. As such, it has sole authority and responsibility for investment, voting and disposition decisions for TL III Offshore, which powers are exercised through its three-member board of directors, by majority vote.

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable

Item 8.  Identification and Classification of Members of the Group

               TL Ventures III, LP, TL Ventures III Offshore, LP, TL Ventures III Interfund, LP, TL Ventures III Management, LP, TL Ventures III Offshore Partners, LP, TL Ventures III Offshore Ltd. and TL Ventures III LLC are members of a group for purposes of Section 13(d) and 13(g) of the Securities Exchange Act of 1934.

Item 9.  Notice of Dissolution of Group

         Not applicable

Item 10. Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: February 10, 2000           TL Ventures III LP

                                   By: TL Ventures III Management LP,
                                       its general partner

                                   By: TL Ventures III LLC,
                                       its general partner

                                   By: /s/ Pamela A. Strisofsky
                                      ---------------------------------
                                           Name: Pamela A. Strisofsky
                                           Title:Controller


                                   TL Ventures III Offshore LP

                                   By: TL Ventures III Offshore Partners LP,
                                       its general partner

                                   By: TL Ventures III Offshore Ltd.,
                                       its general partner

                                   By: /s/ Pamela A. Strisofsky
                                      ---------------------------------
                                           Name: Pamela A. Strisofsky
                                           Title:Controller


                                   TL Ventures III Interfund LP

                                   By: TL Ventures III LLC,
                                       its general partner

                                   By: /s/ Pamela A. Strisofsky
                                      ---------------------------------
                                           Name: Pamela A. Strisofsky
                                           Title:Controller

                                        TL Ventures III LLC

                                        By:___________________________________
                                              Name:___________________________
                                              Title:__________________________

                                        TL Ventures III Offshore Ltd.

                                        By:___________________________________
                                              Name:___________________________
                                              Title:__________________________

                                        TL Ventures III Management LP

                                        By: TL Ventures III LLC,
                                            its general partner

                                        By:___________________________________
                                              Name:___________________________
                                              Title:__________________________

                                        TL Ventures III Offshore Partners LP

                                        By: TL Ventures III Offshore Ltd.,
                                            its general partner

                                        By:___________________________________
                                              Name:___________________________
                                              Title:__________________________